Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (the “Release”) is made and entered into by and between Melissa Payner-Gregor (the “Executive”) and Bluefly, Inc., a Delaware corporation (the “Company”).

1. Termination of Employment. In consideration of the terms contained herein, the Executive has resigned from her employment with the Company, and all other positions and offices the Executive held with the Company and its affiliates, including, without limitation, her position as Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”), as of February 2, 2012 (the “Termination Date”). Effective as of the Termination Date, all of the Executive’s rights to compensation and benefits ceased (except for the Executive’s rights to (i) base salary earned through the Termination Date; (ii) unreimbursed business expenses incurred prior to the Termination Date that are otherwise reimbursable in accordance with Company policy; and (iii) any vested benefits earned by the Executive under any employee benefit plan of the Company or its affiliates under which she was participating immediately prior to the Termination Date, with such benefits to be provided in accordance with the terms of the applicable employee benefit plan). Following the Termination Date, the Executive shall continue to be subject to the restrictive covenants set forth in Sections 6 and 9 of the Amended and Restated Employment Agreement between the Executive and the Company, dated April 27, 2010 (the “Employment Agreement”), provided that for purposes of Section 6 of the Employment Agreement, the “Modified Non-Competition Period” (as defined therein) shall apply and Section 9 of the Employment Agreement is modified by Section 9 of this Release. In addition, the Executive and the Company acknowledge and agree that (i) Sections 6, 9 (as modified herein), 11, 12, 14, 15, 16 and 18 of the Employment Agreement shall survive the Termination Date in accordance with their terms and (ii) pursuant to Section 7(b) of the Employment Agreement the Executive will remain eligible to earn an annual performance-based bonus with respect to the 2011 fiscal year based on the Company’s achievement of pre-determined performance goals for such fiscal year on the same basis as actively employed executives of the Company who participated in such bonus plan for such fiscal year as if Executive had remained employed through the payment date (provided that the Executive acknowledges and agrees that she is not entitled not, nor shall she, receive any discretionary bonus with respect to the 2011 fiscal year).

2. Severance Benefits. Contingent upon the Executive’s execution and non-revocation of this Release, such that this Release becomes effective, with all revocation periods having expired unexercised by no later than 60 days after the Termination Date (and the Executive’s continued compliance with Section 6 of the Employment Agreement, subject to the written notice and cure rights in Section 6(c) of the Employment Agreement), the Company shall provide the Executive with the payments and benefits set forth below (collectively, the “Severance Benefits”):

a. Continued payment of the Executive’s annual base salary of $523,240 during the twelve month period beginning on the 30th day after the Termination Date (with such payments to be made in equal installments in accordance with the Company’s normal payroll practices during such twelve month period);

b. During the one-year period following the Termination Date, reimbursement for (x) the Executive’s and her eligible dependents’ COBRA premiums and (y) the Executive’s premiums of up to $1,600 per month under any life and/or disability insurance policy which the Executive maintained as of the Termination Date (it being understood that following the Termination Date, Executive will not be eligible to participate in, or receive coverage under, any life or disability insurance plan or policy maintained by the Company or its affiliates);

c. Full vesting of all unvested stock options, with all vested stock options remaining exercisable for a period equal to the lesser of (x) one year from the Termination Date or (y) the remaining term of the stock option;

d. A monthly payment in the amount of $4,000 during the twelve (12) month period commencing on the date on which this Release becomes effective (payable in accordance with the Company’s normal payroll practices during such twelve month period);

e. Reimbursement of the Executive’s legal fees for review of this Release, subject to a cap of $2,500; and

f. The Executive shall continue to receive the employee discount received by the Executive as of immediately prior to the Termination Date (provided that the Company may terminate such benefit at any time in its discretion).

All reimbursements hereunder shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and in all events such reimbursement shall be paid to the Executive on or before the last day of the taxable year following the taxable year in which the expense is incurred and shall not be subject to liquidation or exchange for any other benefit. All amounts payable hereunder shall be subject to applicable tax witholdings and deductions.

3. Executive Release. In consideration for the Severance Benefits, which the Executive acknowledges she would not otherwise be entitled to receive absent execution of this Release, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive on behalf of herself and her heirs, executors, administrators, and assigns, releases and discharges the Company and its past, present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors and employees, and their respective successors and assigns, and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Company Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Claims”) which the Executive and her heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising at any time from the beginning of the world to the date the Executive executes this Release, including but not limited to any and all Claims arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law relating to the Executive’s employment by the Company and the cessation thereof, including but not limited to claims under the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the New York Human Rights Law, the New York City Human Rights Law and the New York Whistleblower Protection Act, and any other equivalent or similar federal, state, or local statute. It is understood that nothing in this general release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied. Notwithstanding the foregoing, the Claims released above shall not include any Claims that the Executive may have with respect to (i) payment of the Severance Benefits, (ii) payment of any amounts set forth under Section 1 above, (iii) the Company’s compliance with the terms of this Release and (iv) indemnification and advancement of expenses under Section 12 of the Employment Agreement or any rights to be indemnified (and/or advanced expenses) in accordance with the corporate documents of the Company or any affiliate thereof (to the extent such rights existed with respect to the Executive as of the Termination Date), or any rights the Executive may have to be covered under any applicable directors’ and officers’ liability insurance policies. The Executive represents and warrants that she fully understands the terms of this Release, and that she knowingly and voluntarily, of her own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as her own free act. Except as otherwise provided herein, the Executive understands that as a result of executing this Release, she will not have the right to assert that the Company or any other of the Company Released Parties unlawfully terminated her employment or violated any of her rights in connection with her employment or otherwise.

4. Company Release. In consideration for the Executive’s release of claims set forth above, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, on behalf of itself and its assigns, releases and discharges the Executive and her heirs, executors, administrators and assigns, and any other person or entity claimed to be jointly or severally liable with the Executive or any of the aforementioned persons or entities (the “Executive Released Parties”) from any and all Claims which the Company has, had, or may hereafter have, against the Executive Released Parties or any of them arising at any time from the beginning of the world to the date the Company executes this Release, including but not limited to any and all Claims arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law relating to the Executive’s employment by the Company, service as a director and the cessation thereof. It is understood that nothing in this general release is to be construed as an admission on behalf of the Executive Released Parties of any wrongdoing with respect to the Company, any such wrongdoing being expressly denied. Notwithstanding the foregoing, the Claims released above shall not include any Claims that the Company may have with respect to (i) acts of fraud or intentional misconduct relating to the Company or any of its affiliates by the Executive, (ii) Executive’s compliance with the restrictive covenants set forth in the Employment Agreement and (iii) Executive’s compliance with the terms of this Release.

5. Agreement not to File or Participate in Actions. The Executive represents and warrants that she has not filed, and will not initiate, or cause to be initiated on her behalf any complaint, charge, claim, or proceeding against any of the Company Released Parties before any federal, state, or local agency, court, or other body relating to any Claims barred or released in this Release by her, and will not voluntarily participate in such a proceeding. However, nothing in this Release shall preclude or prevent the Executive from filing a claim which challenges the validity of this Release solely with respect to the Executive’s waiver of any Claims arising under the ADEA, nor shall this Release preclude or prevent Executive from filing a charge of discrimination with the U.S. Equal Employment Opportunity Commission or similar state or local agency. The Executive shall not accept any relief obtained on her behalf by any government agency, private party, class, or otherwise with respect to any Claims covered by her Release. The Company represents and warrants that it has not filed, and will not initiate, or cause to be initiated on its behalf any complaint, charge, claim, or proceeding against any of the Executive Released Parties before any federal, state, or local agency, court, or other body relating to any Claims barred or released in this Release by the Company, and will not voluntarily participate in such a proceeding.

6. Non-Disparagement. At all times on and after the Termination Date (i) the Executive shall not intentionally make or publish any disparaging statements (whether written or oral) to a third party in any forum or through any medium of communication regarding the Company, any of its affiliates and subsidiaries, or any of their respective affiliates, directors or senior officers, (ii) the Executive shall not intentionally make or publish any statements (whether written or oral) or otherwise communicate with any supplier of the Company or any of its subsidiaries or affiliates in a manner that would be reasonably likely to interfere with the relationship of the Company or any of its subsidiaries or affiliates with any of their suppliers and (iii) the Company shall not intentionally make or publish, and shall not direct its affiliates or subsidiaries, or their respective directors and senior officers, to make or publish, any disparaging statements (whether written or oral) to a third party in any forum or through any medium of communication regarding the Executive. The Company shall advise its directors and senior officers of the non-disparagement restrictions contained herein. Notwithstanding the foregoing, nothing in this paragraph shall prevent any person from (x) responding publicly to incorrect or disparaging public statements to the extent reasonably necessary to correct or refute such statement or (y) making any truthful statement to the extent (i) necessary with respect to any litigation or arbitration involving this Release or (ii) required by law or by any court, arbitration or administrative or legislative body with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

7 Review and Revocation Period. THE EXECUTIVE IS HEREBY ADVISED TO CONSULT WITH COUNSEL BEFORE EXECUTING THIS RELEASE. The

Executive may take twenty-one (21) days to consider whether to execute this Release. Upon the Executive’s execution of this Release, the Executive will have seven (7) days after such execution in which she may revoke such execution. In the event of revocation, the Executive must present written notice of such revocation to the office of the Company. If seven (7) days pass without receipt of such notice of revocation, this Release shall become binding and effective on the eighth (8th) day after the execution hereof.

8. Return of Company and Executive Property. The Executive shall, within ten (10) days after the Termination Date, return all property of the Company and/or its affiliates in her possession or control as provided in Section 9 of the Employment Agreement. The Company agrees that the Executive will be entitled to retain her personal papers, contact lists and other personal materials to the extent that such items do not contain confidential information about the Company or its affiliates and will make reasonable arrangements for the Executive to collect such materials from her office.

9. Governing Law; Disputes; Other. This Release shall be governed by and construed in accordance with the laws of the State of New York, irrespective of the principles of conflicts of law applicable therein. All disputes related to this Release shall be adjudicated only in accordance with the provisions of Section 11 of the Employment Agreement (and to the extent provided therein, Sections 6 and 9 of the Employment Agreement). Except as otherwise provided in this Release and Sections 6 and 9 of the Employment Agreement, there are no other restrictions on the Executive’s employment-related activities following the Termination Date. In addition, Section 9 of the Employment Agreement is hereby amended such that the Executive can disclose confidential or proprietary information of the Company or any affiliate to the extent necessary to enforce or defend her rights under this Release.

10. Entire Agreement; Counterparts. This Release (and the provisions of the Employment Agreement that survive the Termination Date) is the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements with respect to the subject matter hereof. This Release may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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THE UNDERSIGNED, INTENDING TO BE LEGALLY BOUND BY THE FOREGOING TERMS, HEREBY APPLIES HIS OR HER SIGNATURE VOLUNTARILY AND WITH FULL UNDERSTANDING OF THE TERMS OF THIS RELEASE AND EXECUTES THIS RELEASE AS OF THE DATE SET FORTH BELOW.

BLUEFLY, INC.	MELISSA PAYNER-GREGOR
/s/ David Wassong	/s/ Melissa Payner-Gregor
Name: David Wassong	Dated: February 2, 2012
Title: Interim Chairman of the Board
Dated: February 2, 2012